Exhibit 99.1

Hillenbrand Reports Second Quarter 2017 Financial Results

•	Revenue of $395 million increased 2% over the prior year

•	Process Equipment Group revenue increased 4% to $244 million; Batesville revenue of $151 million in line with the prior year

•	GAAP EPS of $0.52 increased 26%; adjusted EPS of $0.53 grew 9%

•	Order backlog grew 6% over prior year to $558 million

•	Fiscal 2017 GAAP EPS guidance range narrowed to $1.85-$1.95 from $1.80-$1.95; and adjusted EPS to $2.00-$2.10 from $1.95-$2.10; the company continues to expect revenue growth of 1-3%

BATESVILLE, Ind., May 3, 2017 --/PRNewswire/ --Hillenbrand, Inc. (NYSE: HI) reported results today for the second quarter of fiscal 2017, which ended March 31, 2017.

Second Quarter Results

Revenue of $395 million was 2% higher than the prior year. Excluding the impact of foreign currency, revenue grew 3% over the prior year. Revenue growth was driven by demand for large plastics projects in the Process Equipment Group and the acquisition of Red Valve, partially offset by lower demand for equipment in other industrial end markets. Organic revenue of $392 million grew 1% over the prior year.

Net income increased $7 million to $33 million, or $0.52 per share, and adjusted net income increased $3 million to $34 million, or $0.53 per share. Adjusted EBITDA increased 4% from the prior year to $70 million. Adjusted EBITDA margin increased 30 basis points to 17.8%, driven by pricing improvements and restructuring savings which were partially offset by unfavorable product mix. The business generated operating cash flow of $69 million in the second quarter as a result of strong net income and reduced working capital requirements. Year-to-date operating cash flow of $20 million is lower than last year by $67 million, primarily due to the previously disclosed $80 million contribution to the company’s U.S. defined benefit pension plan in October of 2016. The company paid down $34 million of debt during the quarter and repurchased approximately 468,000 shares for $17 million.

“We delivered solid second quarter results with strong order volume, modest revenue growth and margin expansion. In addition to another strong quarter in our plastics business, we are starting to see some momentum in orders for equipment used to process proppants for hydraulic fracturing,” said Joe A. Raver, president and chief executive officer of Hillenbrand. “While we still see weak demand in some of the industrial markets we serve, we are encouraged by another quarter of top line growth and building backlog.”
Process Equipment Group

Process Equipment Group revenue was $244 million, an increase of 4% year-over-year, or 5% excluding the impact of foreign currency. The growth was driven by continued strength in the demand for large projects in the plastics industry, as well as one additional month of Red Valve revenue compared to the prior year second quarter. That growth was partially offset by lower demand in other industrial end markets. Adjusted EBITDA margin of 15.3% increased 50 basis points, as pricing improvements, restructuring savings, and increased earnings associated with Red Valve were partially offset by unfavorable product mix and foreign currency. Order backlog finished the quarter at $558 million, 6% higher than the prior year. Sequentially, backlog increased 7% over the first quarter of 2017. The growth in backlog was driven by large plastics projects as well as an increase in orders for equipment used to process proppants for hydraulic fracturing.

Batesville

Batesville revenue of $151 million was in line with the prior year as burial demand was relatively flat as higher estimated deaths were offset by the increased rate at which families opted for cremation. Adjusted EBITDA margin of 28.2% was lower by 20 basis points as the impact of higher commodity and fuel costs was mostly offset by restructuring savings and productivity improvements.

Fiscal 2017 Guidance

Hillenbrand continues to expect 2017 revenue growth of 1-3%. Revenue from the Process Equipment Group is projected to grow 3-5%, and Batesville is expected to deliver revenue that is down 1-3%. The EPS guidance range has been narrowed to GAAP EPS of $1.85-$1.95 and adjusted EPS of $2.00-$2.10. Previously, the guidance range was $1.80-$1.95 for GAAP EPS and $1.95-$2.10 for adjusted EPS.

Conference Call Information
Date/Time: 8:00 a.m. ET, Thursday, May 4, 2017
Dial-In for U.S. and Canada: 1-877-201-0168
Dial-In for International: +1-647-788-4901
Conference call ID number: 6255022
Webcast link: http://ir.hillenbrand.com (archived through Thursday, June 1, 2017)

Replay - Conference Call
Date/Time: Available until midnight ET, Thursday, May 18, 2017
Replay ID number: 6255022
Dial-In for U.S. and Canada: 1-800-585-8367
Dial-In for International: +1-416-621-4642
Hillenbrand’s financial statements on Form 10-Q are expected to be filed jointly with this release and will be available on the company’s website (http://ir.hillenbrand.com).

In addition to the financial measures prepared in accordance with accounting principles generally accepted in the U.S. (GAAP), this earnings release also contains non-GAAP operating performance measures. These non-GAAP measures are referred to as “adjusted” and exclude expenses associated with backlog amortization, inventory step-up, business acquisition and integration, and restructuring and restructuring related charges. The related income tax for all of these items is also excluded. This non-GAAP information is provided as a supplement, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hillenbrand uses this non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by these types of items. Hillenbrand believes this information provides a higher degree of transparency.

An important non-GAAP measure Hillenbrand uses is adjusted earnings before interest, income tax, depreciation, and amortization (“adjusted EBITDA”). A part of Hillenbrand’s strategy is to selectively acquire companies that we believe can benefit from the Hillenbrand Operating Model to spur faster and more profitable growth. Given that strategy, it is a natural consequence to incur related expenses, such as amortization from acquired intangible assets and additional interest expense from debt-funded acquisitions. Accordingly, we use adjusted EBITDA, among other measures, to monitor business performance.

Another important non-GAAP operational measure used is backlog.  Backlog is not a term recognized under GAAP; however, it is a common measurement used in industries with extended lead times for order fulfillment (long-term contracts), like those in which our Process Equipment Group competes.  Order backlog represents the amount of consolidated revenue that we expect to realize on contracts awarded related to the Process Equipment Group.  For purposes of calculating backlog, 100% of estimated revenue attributable to consolidated subsidiaries is included.  Backlog includes expected revenue from large systems and equipment, as well as replacement parts, components, and service.  The length of time that projects remain in backlog can span from days for replacement parts or service to approximately 18 months for larger system sales.  Backlog includes expected revenue from the remaining portion of firm orders not yet completed, as well as revenue from change orders to the extent that they are reasonably expected to be realized.  We include in backlog the full contract award, including awards subject to further customer approvals, which we expect to result in revenue in future periods.  In accordance with industry practice, our contracts may include provisions for cancellation, termination or suspension at the discretion of the customer.

Hillenbrand expects that future revenue associated with the Process Equipment Group will be influenced by backlog because of the lead time involved in fulfilling engineered-to-order equipment for customers. Although backlog can be an indicator of future revenue, it does not include projects and parts orders that are booked and shipped within the same quarter. The timing of order placement, size, extent of customization, and customer delivery dates can create fluctuations in backlog and revenue. Revenue attributable to backlog may also be affected by foreign exchange fluctuations for orders denominated in currencies other than U.S. dollars.

Hillenbrand calculates the foreign currency impact on net revenue in order to better measure the comparability of results between periods. We calculate the foreign currency impact by translating current year results at prior year foreign exchange rates. This information is provided because exchange rates can distort the underlying change in sales, either positively or negatively.

See below for a reconciliation from GAAP operating performance measures to the most directly comparable non-GAAP (adjusted) performance measures. Given that there is no GAAP financial measure comparable to backlog, a quantitative reconciliation is not provided.

Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company with multiple market-leading brands that serve a wide variety of industries across the globe. We strive to provide superior return for our shareholders, exceptional value for our customers, and great professional opportunities for our employees through deployment of the Hillenbrand Operating Model.

Hillenbrand, Inc.
Consolidated Statements of Income (Unaudited)
(in millions, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2017	2016	2017	2016
Net revenue	$395.3	$387.0	$751.4	$738.7
Cost of goods sold	246.7	244.3	476.8	467.8
Gross profit	148.6	142.7	274.6	270.9
Operating expenses	85.6	87.3	168.4	169.4
Amortization expense	7.2	8.6	14.4	18.4
Interest expense	6.3	6.4	12.4	12.3
Other (expense) income, net	(0.6)	(0.9)	(1.9)	(1.6)
Income before income taxes	48.9	39.5	77.5	69.2
Income tax expense	14.9	12.3	21.6	21.0
Consolidated net income	34.0	27.2	55.9	48.2
Less: Net income attributable to noncontrolling interests	0.6	1.1	0.8	2.1
Net income(1)	$33.4	$26.1	$55.1	$46.1

Net income(1) — per share of common stock:
Basic earnings per share	$0.52	$0.41	$0.86	$0.73
Diluted earnings per share	$0.52	$0.41	$0.86	$0.72
Weighted average shares outstanding (basic)	63.9	63.3	63.8	63.3
Weighted average shares outstanding (diluted)	64.4	63.8	64.3	63.8

Cash dividends declared per share	$0.2050	$0.2025	$0.4100	$0.4050

(1) Net income attributable to Hillenbrand

See Condensed Notes to Consolidated Financial Statements

Condensed Consolidated Statements of Cash Flow
(in millions)

	Six Months Ended March 31,
	2017	2016
Net cash provided by operating activities	$19.8	$87.2
Net cash used in investing activities	(7.0)	(245.2)
Net cash (used in) provided by financing activities	(12.8)	154.5
Effect of exchange rates on cash and cash equivalents	(0.6)	(1.6)
Net cash flows	(0.6)	(5.1)

Cash and cash equivalents:
At beginning of period	52.0	48.3
At end of period	$51.4	$43.2

Reconciliation of Non-GAAP Measures
(in millions, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2017	2016	2017	2016
Net Income(1)	$33.4	$26.1	$55.1	$46.1
Restructuring and restructuring related	1.3	4.0	9.4	7.4
Business acquisition and integration	0.3	1.1	0.6	2.8
Inventory step-up	—	1.1	—	2.5
Backlog amortization	—	1.4	—	4.6
Tax effect of adjustments	(0.6)	(2.7)	(3.7)	(6.0)
Adjusted Net Income(1)	$34.4	$31.0	$61.4	$57.4

Diluted EPS	$0.52	$0.41	$0.86	$0.72
Restructuring and restructuring related	0.02	0.06	0.15	0.12
Business acquisition and integration	—	0.02	0.01	0.04
Inventory step-up	—	0.02	—	0.04
Backlog amortization	—	0.02	—	0.07
Tax effect of adjustments	(0.01)	(0.04)	(0.06)	(0.09)
Adjusted Diluted EPS	$0.53	$0.49	$0.96	$0.90

(1) Net income attributable to Hillenbrand

	Three Months Ended March 31,		Six Months Ended March 31,
	2017	2016	2017	2016
Adjusted EBITDA:
Process Equipment Group	$37.3	$35.0	$70.0	$67.9
Batesville	42.7	43.0	73.7	74.9
Corporate	(9.7)	(10.2)	(17.0)	(17.2)
Less:
Interest income	(0.1)	(0.2)	(0.3)	(0.5)
Interest expense	6.3	6.4	12.4	12.3
Income tax expense	14.9	12.3	21.6	21.0
Depreciation and amortization	13.6	15.9	28.6	31.9
Business acquisition and integration	0.3	1.1	0.6	2.8
Inventory step-up	—	1.1	—	2.5
Restructuring and restructuring related	1.3	4.0	7.9	7.4
Consolidated net income	$34.0	$27.2	$55.9	$48.2

Throughout this release, we make a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As the words imply, forward-looking statements are statements about the future, as contrasted with historical information. Our forward-looking statements are based on assumptions and current expectations of future events that we believe are reasonable, but by their very nature they are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s expectations and projections.

Words that could indicate that we are making forward-looking statements include the following:

intend	believe	plan	expect	may	goal	would
become	pursue	estimate	will	forecast	continue	could
targeted	encourage	promise	improve	progress	potential	should
This is not an exhaustive list. Our intent is to provide examples of how readers might identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.

Here is the key point: Forward-looking statements are not guarantees of future performance, and our actual results could differ materially from those set forth in any forward-looking statements. Any number of factors, many of which are beyond our control, could cause our performance to differ significantly from what is described in the forward-looking statements. These factors include, but are not limited to: the outcome of any legal proceedings that may be instituted against Hillenbrand, or any companies we may acquire; risks that an acquisition disrupts current operations or poses potential difficulties in employee retention or otherwise affects financial or operating results; the ability to recognize the benefits of an acquisition, including potential synergies and cost savings or the failure of an acquired company to achieve its plans and objectives generally; global market and economic conditions, including those related to the credit markets; volatility of our investment portfolio; adverse foreign currency fluctuations; involvement in claims, lawsuits and governmental proceedings related to operations; labor disruptions; the dependence of our business units on relationships with several large providers; increased costs or unavailability of raw materials; continued fluctuations in mortality rates and increased cremations; competition from nontraditional sources in the death care industry; cyclical demand for industrial capital goods; certain tax-related matters; and changes to legislation, regulation, treaties or government policy resulting from the current political environment. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in Part I, Item 1A of Hillenbrand’s Form 10-K for the year ended September 30, 2016, filed with the Securities and Exchange Commission on November 16, 2016, and in Part II, Item 1A of Hillenbrand’s Form 10-Q for the quarter ended March 31, 2017, filed with the Securities and Exchange commission on May 3, 2017. The company assumes no obligation to update or revise any forward-looking information.

CONTACT
Chris Gordon, Director, Investor Relations
Phone: 812-931-5001
Email: chris.gordon@hillenbrand.com